Exhibit 10.9

CREDIT AGREEMENT

BETWEEN

SEVEN ARTS PICTURES LOUISIANA, LLC
as Debtor

AND

ADVANTAGE CAPITAL COMMUNITY
DEVELOPMENT FUND, L.L.C.,
as Lender

DATED

OCTOBER 11, 2007

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ii

SCHEDULE 3.1(b) – OFFICES, TAX ID AND ORGANIZATIONAL ID NUMBERS

SCHEDULE 3.1(c) – PERMITTED LIENS

SCHEDULE 3.1(t) – LIST OF DEBTOR’S MEMBERS

SCHEDULE 3.3(e) – INDEBTEDNESS

SCHEDULE 3.3(i) – DEBTOR’S BANK ACCOUNTS

EXHIBIT “A” – FORM OF ASSIGNMENT OF ARCHITECT’S CONTRACT

EXHIBIT “B” – FORM OF ASSIGNMENT OF CONSTRUCTION CONTRACT

EXHIBIT “C” – FORM OF MORTGAGE

EXHIBIT “D” – FORM OF PROMISSORY NOTE

EXHIBIT “E” – DESCRIPTION OF PROPERTY

EXHIBIT “F” – FORM OF SUBORDINATION AGREEMENT

EXHIBIT “G” – CONSTRUCTION FUNDS DISBURSEMENT PROCEDURE

EXHIBIT “H” – NEW MARKETS ADDENDUM

EXHIBIT “I” – FORM OF LEASE

EXHIBIT “J” – FORM OF NO DEFAULT CERTIFICATE

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of the October  11, 2007 (the “Effective Date”), by and between SEVEN ARTS PICTURES LOUISIANA, LLC, a Louisiana limited liability company (“Debtor”), and ADVANTAGE CAPITAL COMMUNITY DEVELOPMENT FUND, L.L.C., a Louisiana limited liability company (“Lender”).

RECITALS

A.                                   Debtor has requested that Lender make available a term loan to Debtor in the principal amount of Three Million Seven Hundred Thousand Dollars ($3,700,000).

B.                                     Lender is willing to make such term loan facility available to Debtor upon the terms and conditions set forth herein.

NOW THEREFORE, Debtor and Lender hereby agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

Section 1.1                                   General Definitions. As used herein, the terms “Agreement,” “Effective Date,” “Debtor” and “Lender” shall have the meanings indicated above, and the following terms shall have the following meanings:

“Approved Plans” means those the plans for the renovation of the Property approved by Lender prior to the Effective Date, together with any modifications thereto hereafter approved by Lender.

“Architect’s Contract” means, collectively, all contracts for architectural services in connection with the Project.

“Assignment of Architect’s Contract” means that an assignment of architect’s contract by Debtor in favor of Lender in the form of Exhibit “A” attached hereto, with such changes as are approved by the Lender.

“Assignment of Construction Contract” means that certain Assignment of Construction Contract by Debtor in favor of Lender, dated as of the Effective Date, in the form of Exhibit “B” attached hereto.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banks in Louisiana.

“Capital Expenditures” means for any such period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that would be capitalized under GAAP on a balance sheet of such Person.

“Cash Equivalents” means (i) securities issued, or directly and fully guaranteed or insured, by the United States Government or any agency or instrumentality thereof having maturities of not more than six (6) months from the date of the acquisition by a Person, (ii) time deposits, money market deposits and certificates of deposit, having maturities of not more than six (6) months from the date of acquisition, of any domestic commercial bank which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (iv) below, (iii) overnight repurchase obligations for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group or P-2 or the equivalent thereof by Moody’s Lenders Service, Inc. and in either case maturing within one year after the date of acquisition.

“Change of Control” means (i) any merger, equity ownership purchase or other transaction which, individually or in aggregate with other such transactions, results in a majority of the ultimate indirect voting equity ownership of Debtor being acquired by Persons who are not direct or indirect owners of Debtor on the Closing Date or (ii) consummation of a merger, consolidation, sale or other disposition of all or substantially all of Debtor’s assets in which Debtor’s ultimate indirect equity owners as of the Closing Date do not own at least 51% of the post-transaction entity.

“Closing Date” means the date on which the Note is executed and delivered by Debtor to Lender and the other conditions in Section 4.1 are satisfied.

“Collateral” means any and all collateral securing the Obligations pursuant to the Loan Documents.

“Collateral Party” means each Person granting a Lien on Collateral as security for the Obligations, consisting of Debtor and Insurance Pledgor.

“Construction Contract” means that certain AIA Standard Form of Agreement Between Owner and Contractor between Debtor and Leo A. Duvernay, LLC, dated as of the Effective Date, which shall provide for an aggregate cost that does not exceed $2.05 million.

“Default” means the occurrence of any of the events specified in Article 6 hereof, whether or not any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Designated Account” means, collectively, bank account number 2081414885 in the name of Debtor at Capital One, N.A., and investment account number 5AL-005967 in the name of Debtor with Capital One Investments, on both of which Lender is a required signatory for any disbursements.

“Effective Date” is defined in the preamble paragraph.

“Entity Guarantor” means each Guarantor that is not an individual.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” is defined in Section 6.1.

“Film Tax Credit” means any and all tax credits earned under the provisions of La. R.S. 47:6007 as a result of any investment in, and expenditure by Debtor in acquiring and renovating the Property to serve as a “state-certified infrastructure project” (as defined in La. R.S. 47:6007(B)(12)).

“GAAP” means the generally accepted accounting principles issued by the American Institute of Certified Public Accountants as in effect from time to time.

“Guaranties” means collectively, the Guaranty by each of the Guarantors in form and substance acceptable to Lender, with respect to the Obligations.

“Guarantors” means, collectively, Seven Arts Pictures, Inc.; Seven Arts Pictures, Plc; Mr. Hoffman; and Susan Hoffman.

“Historic Tax Credit Investment” means any and all capital contributions to the Company made by any Person that becomes a member of Debtor following the Closing for the purpose of being allocated federal or state tax credits earned based upon the rehabilitation of historic structures.

“Indebtedness” means any and all amounts and/or liabilities owing from time to time by Debtor to any Person, including Lender, direct or indirect, liquidated or contingent, now existing or hereafter arising, in respect of (i) indebtedness for money borrowed; (ii) unfunded portions of commitments for money to be borrowed; (iii) standby and commercial letters of credit and bankers acceptances, drawn or undrawn, issued on behalf of Debtor; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, (v) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; and (vii) all obligations of such Person in respect of the deferred purchase price of property or services relating to property or services acquired by such Person.

“Insurance Pledge” means the grant of security interest by Insurance Pledgor in favor of Lender set forth in Insurance Pledgor’s Guaranty pursuant to which Insurance Pledgor will pledge his ownership interest in the Key-Man Life Insurance Policy to Lender, together with all associated documents required by the insurer issuing the Key-Man Life Insurance Policy necessary to name Lender as the sole beneficiary thereof, all in form satisfactory to Lender.

“Insurance Pledgor” means Mr. Hoffman,  in his capacity as the owner of the Key-Man Life Insurance Policy.

“Key-Man Life Insurance Policy” means the key-man life insurance policy naming Lender as the sole beneficiary, in form and substance satisfactory to Lender, on Mr. Hoffman in the amount of $1,000,000 with an insurance company approved by Lender.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments,  easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, Debtor shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Loan Documents” mean this Agreement, the Note, the Insurance Pledge, the Mortgage, the Assignment of Construction Contract, the Assignment of Architect’s Contract, the Guaranties, the Subordination Agreement, and all other documents, agreements and instruments executed and delivered by Debtor or any other Person to Lender in connection with this Agreement or the transactions contemplated hereby.

“Loan Party” means Debtor, each Guarantor and Insurance Pledgor.

“Material Adverse Effect” means a material adverse effect on the business, operations, property, or condition (financial or otherwise) of Debtor.

“Maturity Date” means October 11, 2014, the seventh anniversary of the Closing Date.

“Mortgage” means that certain Mortgage, Assignment of Leases and Rents, and Security Agreement by Debtor in favor of Lender, dated as of the Effective Date, in the form attached as Exhibit “C” attached hereto.

“Mr. Hoffman” means Peter M. Hoffman.

“Note” means that certain Promissory Note in the original principal amount of $3,700,000 by Debtor, payable to the order of Lender, dated as of the Effective Date substantially in the form of Exhibit “D” attached hereto.

“Obligations” means any and all amounts and/or liabilities owing from time to time by Debtor to Lender pursuant to this Agreement, the Note and the Term Loan whether in connection with advances made under the Term Loan or otherwise, and whether such amounts or liabilities be liquidated or unliquidated, now existing or hereafter arising.

“Part 2 Approval” means the Historic Certificate Application Part 2 approval for the proposed renovation of the Property in accordance with the Approved Plans.

“Permitted Liens” is defined in Section 4.1.

“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or joint venture, or a court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Plan” means any plan subject to Title IV of ERISA and maintained by Debtor or any such plan to which Debtor is required to contribute on behalf of its employees.

“Prime Rate” means the prevailing prime rate of interest among money center banks as reported in the Wall Street Journal.

“Prohibited Transactions” means any transaction set forth in Section 406 of ERISA or Section 4979 of the Internal Revenue Code of 1986, as amended.

“Project” means the renovation of the Property in accordance with the Approved Plans.

“Property” means 807 Esplanade, New Orleans, LA, as more fully described on Exhibit “E.”

“Reportable Event” is defined in Title III of ERISA.

“Requirements of Law” is defined in Section 3.2(d).

“Subordinated Creditor” means Mark Webster Ellis Seale, the seller of the Property to Debtor.

“Subordination Agreement” means that certain Subordination Agreement by the Subordinated Creditor in favor of Lender, dated as of the Closing Date, in the form of Exhibit “F” hereto.

“Subsidiary” means as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, managers or other management of such corporation, limited liability company, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan” is defined in Section 2.1.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Louisiana; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Lien on any Collateral or the remedies available to a secured party is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Louisiana, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for the limited purposes of such perfection or the effect of perfection or non-perfection or available remedies. References to sections of the UCC shall be construed to refer to any successor sections of the UCC.

“Voodoo” means Voodoo Production Services, LLC, a Louisiana limited liability company.

ARTICLE 2
TERM LOAN

Section 2.1                                   Term Loan. Contemporaneously with the execution of the Note and the satisfaction of the conditions in Section 4.1, Debtor will borrow and Lender will lend, on the terms and conditions set forth in this Agreement, the principal amount of $3,700,000 in a single advance on the Closing Date (the “Term Loan”).

Section 2.2                                   Note. Debtor shall execute and deliver the Note to Lender to evidence Debtor’s obligations under the Term Loan. The Note shall represent the obligations of Debtor to pay the Lender the principal amount of the Term Loan, plus interest accrued thereon, as set forth below. Debtor irrevocably authorizes Lender to make or cause to be made a notation on the Lender’s books and records, at or about the time of the Lender’s receipt of any interest or principal payment on the Note, an appropriate notation on the books and records reflecting such. The aggregate unpaid amount set forth on the Lender’s books and records shall be evidence of the interest or principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount shall not affect the obligations of Debtor hereunder or under the Note to make payments of principal of and interest on the Note when due.

Section 2.3                                   Interest. Interest shall accrue on the principal balance outstanding under the Term Loan at the Prime Rate plus two percent (2%) per annum; provided, however, that (i) upon Debtor’s repayment of $1,000,000 in principal amount of the Term Loan, the interest rate shall be automatically reduced to the Prime Rate and (ii) upon the occurrence and during the continuation of an Event of Default, interest shall accrue on the principal amount of the Term Loan at the Prime Rate plus five percent (5%) per annum. The Prime Rate shall be automatically adjusted as of the last day of each calendar quarter to reflect the Prime Rate as published in the Wall Street Journal with respect to the last day in such quarter on which the Wall Street Journal is published.

Section 2.4                                   Interest Payments. Beginning on November 1, 2007, and on the first day of each succeeding month, interest only shall be payable in arrears monthly through and including the Maturity Date. All payments of interest on the term loan shall be computed on the per annum basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

Section 2.5                                   Optional Principal Prepayments. Debtor may voluntarily prepay the Term Loan in whole or in part, subject to a prepayment penalty of 5% of the amount prepaid in the case of optional prepayments only. Mandatory prepayments are not subject to any prepayment penalty.

Section 2.6                                   Mandatory Principal Prepayments. Debtor must prepay the Term Loan in the following amounts (a) 75% of the proceeds of all Historic Tax Credit Investments in Debtor, (b) 75% of any Film Tax Credits generated by Debtor, and (c) (i) an additional $90,000 on or before the 180th day following the Closing Date and (ii) an additional $90,000 on or before the 360th day following the Closing Date. Payments under clauses (a) and (b) are due upon Debtor’s receipt of such proceeds, and Debtor shall cause all Film Tax Credits to be sold through Voodoo subject to instructions to pay the proceeds thereof directly to Lender (with Voodoo being entitled to pay such proceeds directly to Lender in reliance solely on this Section in the absence of any additional instructions from Borrower).

Section 2.7                                   Participation Payments. Debtor must pay to Lender (a) 25% of all Historic Tax Credit Investments in Debtor, (b) 25% of the proceeds of all Film Tax Credits generated by Debtor and (c) (i) an additional $30,000 on or before the 180th day following the Closing Date and (ii) an additional $30,000 on or before the 360th day following the Closing Date. Payments under clauses (a) and (b) are due upon Debtor’s receipt of such proceeds, and Debtor shall cause all Film Tax Credits to be sold through Voodoo subject to instructions to pay the proceeds thereof directly to Lender (with Voodoo being entitled to pay such proceeds directly to Lender in reliance solely on this Section in the absence of any additional instructions from Borrower).

Section 2.8                                   Business Days. If the date for any payment, prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall in such case be included in the computation of payments of interest.

Section 2.9                                   Method of Payments. Except for payments under Section 2.7 (which do not apply to the Term Loan), all payments due pursuant to the Loan Documents shall be applied first to any accrued costs and expenses due to Lender, then to any interest then accrued and finally to the principal balance then outstanding under the Term Loan. Each payment hereunder and under the Note must be received by Lender not later than 2:00 p.m. (Central time) on the day when due in lawful money of the United States to Lender in the manner or location directed by Lender.

Section 2.10                            Maturity Date. The principal amount of the Term Loan is due on the Maturity Date, and all principal and interest then outstanding under the Term Loan shall be due and payable on such date, except to the extent that an earlier date is provided elsewhere herein.

Section 2.11                            Use of Proceeds. Debtor shall use the proceeds of the Term Loan solely (a) to acquire the Property, (b) to renovate the Property in accordance with the Construction Contract and the Approved Plans, (c) to pay the closing expenses associated with this transaction, and (d) for general working capital purposes.

Section 2.12                            Disbursement of Proceeds. On the Closing Date, Lender shall advance all of the proceeds of the Term Loan as follows: (a) $1,500,000 to the closing notary, on behalf of the Subordinated Creditor in payment of a portion of the Property’s purchase price, (b) $200,000 to Debtor for the remaining permitted uses of the Term Loan proceeds, and (c) the remainder of the Term Loan proceeds to the Designated Account to be held and subsequently disbursed in accordance with the procedures and requirements on Exhibit “G.”

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1                                   Representations and Warranties. Debtor represents and warrants as follows and as set forth on Exhibit “H” hereto:

(a)                                  Existence; Compliance with Law. Debtor is a limited liability company duly organized, legally existing and in good standing under the laws of Louisiana, and is duly qualified as a foreign entity in all jurisdictions where the property it owns or the business it transacts make such qualification necessary, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect. Each Entity Guarantor is duly organized in its jurisdiction of organization, legally existing and is in good standing in its jurisdiction of organization. Each Entity Guarantor is duly qualified as a foreign entity in all jurisdictions where the property owned or the business its transacts makes such qualification necessary, except for the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect. Debtor and each Entity Guarantor has obtained all governmental licenses and other permits necessary to conduct the business it transacts, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Name, Chief Executive Office; Taxpayer Identification Number; State Organizational Number. Debtor has not conducted business in any name or trade name except “Seven Arts Pictures Louisiana, LLC.”  The sole office of Debtor is at 900 Royal Street, New Orleans, LA 70116. Debtor will promptly notify Lender of any change in Debtor’s chief executive office. Debtor’s organizational identification number is 36458110K, and Debtor’s tax payer identification number is ###-##-####. Each other Collateral Party has only conducted business under its, his or her own name. The sole office of each other Collateral Party is set forth on Schedule 3.1(b). Debtor will promptly notify Lender of any change of any other Collateral Party or Guarantor’s chief executive office. Each Entity Guarantor’s organizational identification number listed on Schedule 3.1(b), and each Entity Guarantor’s tax payer identification number is listed on Schedule 3.1(b).

(c)                                  Ownership and Liens. The Collateral Parties are the sole owners of the Collateral, and have good and marketable title to it, free and clear of all liens, security interests, encumbrances or adverse claims, except for (i) the security interests created in favor of Lender and the liens described on Schedule 3.1(c) hereto (the “Permitted Liens”), and (ii) the terms of any leases, licenses or similar agreements of Debtor comprising part of the Collateral were entered into by Debtor in the ordinary course of business. No statement of assignment, notice of assignment, notice of security interest or effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except those in favor of Lender and such as may have been filed to perfect or protect any Permitted Lien. The Collateral Parties have not granted any effective pledges or collateral assignments affecting all or any part of the Collateral other than those in favor of Lender and the holders of Permitted Liens.

(d)                                 No Conflicts. Neither the ownership or the intended use of the Collateral by the Collateral Parties, nor the grant of the security interest or mortgage lien by the Collateral Parties to Lender herein, nor the exercise by Lender of its rights or remedies under the Loan Documents, will (i) conflict with any provision of (a) Requirement of Law, (b) the Organizational Documents of any Collateral Party, (c) any agreement, judgment, license, order or permit applicable to or binding upon any Collateral Party, or (ii) result in or require the creation of any lien, charge or encumbrance upon any assets or properties of any Collateral Party.

(e)                                  No Consents. No consent, approval, authorization or order of, and no notice to or filing with any court, governmental authority or third party is required in connection with (i) the grant by the Collateral Parties of the security interests and mortgage liens under the Loan Documents, (ii) the exercise by Lender of its rights and remedies under the Loan Documents or (iii) the Loan Parties’ execution, delivery and performance of the Loan Documents, including, without limitation, the borrowing of the Term Loan.

(f)                                    Security Interest. Each Collateral Party has and will have at all times full right, power and authority to grant a security interest in the Collateral Party’s rights in the Collateral to Lender in the manner provided in the Loan Documents, free and clear of any lien, security interest or other charge or encumbrance except Permitted Liens. The Loan Documents create valid and binding security interests under the UCC in favor of Lender in the Collateral Parties’ rights in the Collateral securing the Obligations other than any immovable property not subject to the UCC.

(g)                                 Mortgage. Debtor has and will have at all times full right, power and authority to grant a mortgage lien and assignment of leases and rents encumbering the Property to Lender as in the manner provided in the Mortgage, free and clear of any lien, security interest or other charge or encumbrance except Permitted Liens. The Mortgage creates a valid and binding mortgage lien and assignment of leases and rents in favor of Lender in Debtor’s rights in the Property. Proper filing of the Mortgage in the mortgage records of the Recorder of Mortgages of Orleans Parish, Louisiana and the payment of any applicable fees will perfect, a first priority Lender’s mortgage lien upon the property and assignment of leases and rents with respect to the Property, and no further or subsequent filing, recording, registration of the Mortgage or other action is necessary or as desirable to perfect or otherwise continue, preserve or protect such mortgage lien and assignment of leases and rents except for a reinscription of the Mortgage prior to the tenth anniversary of the date thereof.

(h)                                 Power; Authorization; Enforceable Obligations. Each Loan Party that is not an individual  (i) has the power and authority, and the legal right, to make, deliver and perform the Loan Documents; (ii) has taken all necessary entity action to authorize the borrowings on the terms and conditions of this Agreement; and (iii) has taken all necessary entity action to authorize the execution, delivery and performance of the Loan Documents. This Agreement and each other Loan Document has been duly executed and delivered on behalf of each Loan Party. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(i)                                     Financial Information. All financial statements of Debtor and Mr. Hoffman delivered to Lender by Debtor fairly represent Debtor’s and Mr. Hoffman’s financial condition as of the date or dates thereof and the results of operations of Debtor for the fiscal year then ended, in each case in all material respects. There are no contingent liabilities (as defined under GAAP) of Debtor or Mr. Hoffman that were not disclosed or reserved against in such financial statements or in the notes thereto. Since the date of Debtor’s and Mr. Hoffman’s  most recent financial statements, there has been no material adverse change in any of Debtor’s or Mr. Hoffman’s financial condition or business.

(j)                                     No Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of Debtor, threatened by or against any Loan Party or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect. Further, no Loan Party has ever been adjudicated a bankrupt by a court or tribunal.

(k)                                  No Default. Neither Debtor nor any other Loan Party is in default under or with respect to any of its Indebtedness in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred which is continuing.

(l)                                     Taxes. Debtor and each other Loan Party has filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Debtor), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and, to the best of Debtor’s knowledge, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge other than Permitted Liens.

(m)                               Collateral. Except for the terms of any leases, licenses or other contracts comprising Collateral, the Permitted Liens and as may be set forth in the Subordination Agreement: (i) the Collateral and Lender’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, and (ii) the Collateral is owned by the Collateral Parties, free from any lien, security interest, encumbrance and any other claim or demand. All of the Obligations of Debtor will, at the time from and after the execution and delivery of each of the Loan Documents, be entitled to the benefits of and be secured by each of the Loan Documents.

(n)                                 Investment Company Act. Debtor is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o)                                 Solvency. Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of the Term Loan, on the Closing Date and after giving effect to the application of the proceeds of such Term Loan, (i) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (ii) no Loan Party will have unreasonably small capital with which to conduct the businesses in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date. No Loan Party intends to incur debts beyond the Loan Party’s ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Loan Party and the timing of the amounts of cash to be payable on or in respect of the Loan Party’s Indebtedness.

(p)                                 Disclosure. Neither in this Agreement nor any of the Loan Documents has Debtor made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact known to Debtor, which has not been disclosed to Lender, that is reasonably likely to have a Material Adverse Effect.

(q)                                 No Assumption of Liability. Lender shall not be deemed by Debtor to have assumed any obligation or liability under the Collateral by reason of or arising out of this Agreement.

(r)                                    ERISA. To the best of Debtor’s knowledge, Debtor is in compliance in all material respects with the applicable provisions of ERISA, and no Reportable Event has occurred with respect to any Plan of Debtor. This provision shall be applicable only if Debtor has adopted or shall adopt a defined benefit Plan.

(s)                                  Subsidiaries. Debtor does not have any Subsidiaries.

(t)                                    Capitalization. Debtor’s sole members are listed on Schedule 3.1(t), together with their respective percentage ownership interests.

(u)                                 Key Man Insurance. The Key Man Insurance Policy is in full force and effect and all premiums due thereunder have been paid through the date hereof.

Section 3.2                                   Affirmative Covenants. Unless Lender shall otherwise consent in writing, Debtor will at all times comply with the covenants contained in this Section 4.2  and on Exhibit “H” hereto from the date hereof and so long as any part of the Obligations is outstanding.

(a)                                  Ownership and Liens. Each Collateral Party will maintain good and marketable title to its portion of the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for (i) the security interest created by the Loan Documents and the Permitted Liens, and (ii) dispositions or licenses of Collateral in the ordinary course of business. Debtor will defend, and will cause the other Collateral Parties to defend, the Collateral against any party other than Lender or a holder of a Permitted Lien claiming an interest therein.

(b)                                 Financial Statements and Reports. Debtor will promptly furnish to Lender or cause to be furnished to Lender:

(i)                                     Annual Report of Debtor - as soon as available and in any event within ninety (90) days after the close of each fiscal year of Debtor beginning with the fiscal year ending December 31, 2007, the audited balance sheet of Debtor as at the end of such year, the audited statement of income of Debtor for such year and the audited statement of cash flow of Debtor for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, prepared by an independent certified public account, certified correct by the principal financial officer of Debtor and in form, scope and substance satisfactory to Lender.

(ii)                                  Quarterly Report of Debtor - as soon as available and in any event within forty-five (45) days after each quarter’s end, the internally generated balance sheet of Debtor as of the end of such quarterly period, the internally generated statement of income of Debtor for such quarterly period, certified correct by the principal financial officer of Debtor and in form, scope and substance satisfactory to Lender.

(iii)                               Annual Budget - Within thirty (30) days prior to each fiscal year, an annual budget of Debtor, in form, scope and substance satisfactory to Lender.

(iv)                              Certificates of No Default - simultaneously with the furnishing of the annual and quarterly financial statements required by Section 3.2(b) hereof, a certificate of an executive officer or principal financial officer of Debtor (in the form of Exhibit “J” attached hereto), certifying that to the best of his/her knowledge no Default has occurred, or if a Default has occurred, specifying the nature and extent thereof and the steps that Debtor proposes to take to cure such Default.

(v)                                 Tax Credits - Contemporaneously  with the delivery of the report identified in subsection (ii), a report of all activity relating to Historic Tax Credit Investment and Film Tax Credits that could impact the payments under Sections 2.6 and 2.7 including correspondence (including e-mails) and documentation relating thereto.

(vi)                              Other Information - promptly upon the request of Lender, such other information, reports, certificates or projections regarding the business and affairs and financial condition of Debtor, the Guarantors or the other Collateral Parties as Lender may reasonably request, including, without limitation, updated financial statements for Mr. Hoffman.

All such financial statements, reports and certificates referred to above shall be in such detail as Lender may reasonably request and shall conform to generally accepted accounting principles applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur and are noted to the Lender in writing.

(c)                                  Payment of Trade Obligations. Debtor shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent for more than 60 days, as the case may be, in the ordinary course of business, all trade payables, other than any amount the validity of which is currently being contested in good faith by appropriate proceedings.

(d)                                 Conduct of Business; Maintenance of Existence; Compliance with Law. Debtor shall engage in the business of leasing residential apartments with ancillary production studio equipment at the Property in accordance with the terms of the form of lease attached as Exhibit “I,” and preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all valid and applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, documents or foreign (collectively, “Requirements of Law”) except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect. All leases of the Property shall be pursuant to the form of lease attached hereto as Exhibit “I”.

(e)                                  Books and Records; Inspection Discussions. Debtor shall keep proper books of records and accounts in conformity with GAAP and satisfy all Requirements of Law in respect of all dealings and transactions in relation to its business and activities and permit representatives of Lender to visit and inspect its properties and examine and make abstracts from its books and records at any reasonable time and as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Debtor with officers and designated employees of Debtor and with its independent certified public accountants.

(f)                                    Notices. Promptly, and in any event within five (5) Business Days of the occurrence of any event described in subsections (i) through (v) below, Debtor shall give notice to Lender in writing of:

     (i)                                     the occurrence of any Default or Event of Default;

(ii)                                  any default or event of default of any Indebtedness of any Loan Party which is not cured by the Loan Party within two business days following knowledge thereof by the Loan Party;

(iii)                               any written allegation that the Property is not being operated in compliance with applicable law;

(iv)                              any material setoff, claims, withholdings or other defenses to which any of the Collateral, or Lender’s rights with respect to the Collateral become subject;

(v)                                 any single litigation matter or proceeding affecting any Loan Party in which (i) the amount claimed from such single entity is $75,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought which if granted could reasonably be expected to have a Material Adverse Effect on the Loan Party; and

(vi)                              any other development or event which could reasonably be expected to have a Material Adverse Effect on Debtor.

Each notice pursuant to subsections (i) through (vi) above shall be accompanied by a statement of an officer of Debtor setting forth details of the occurrence referred to therein and stating what action Debtor proposes to take with respect thereto.

(g)                                 Environmental Laws. Debtor shall comply with all applicable environmental laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable environmental laws.

(h)                                 Maintenance of Property; Insurance. Debtor shall keep its properties and assets in good working order and condition, consistent with past practices and shall operate its properties in compliance with applicable law; and maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may reasonably require with respect to Debtor’s properties and operations, in form, amounts (including limits on the amount of any deductibles), and coverages as are customarily maintained by similar sized companies of established repute engaged in the same or similar business as Debtor and operating in the same or similar location as Debtor with financially sound and reputable insurance companies, all of which is subject to the reasonable acceptance of Lender. Such insurance shall specifically include, but shall not be limited to fire and casualty insurance on the Property and its contents for its full replacement cost and flood insurance as deemed acceptable to Lender and as required by law. Debtor will deliver to Lender before or on the Closing Date, the policies and certificates of insurance, including stipulations that coverages will not be canceled or diminished (i) without at least thirty (30) days’ prior written notice to Lender and (ii) due to any misrepresentation, act, omission, or breach of warranty by Debtor. If Debtor should, for any reason whatsoever, fail to satisfy the insurance requirements imposed by this Agreement, then Lender if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor, and all expenses so incurred of every kind and character shall be a demand obligation owing by Debtor to Lender and shall bear interest from the date of expenditure until paid at a rate equal to 12% (or the maximum amount permitted by applicable law if lower), and the same shall constitute part of the Obligations. Lender shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by it, or for the collection of any amount due under any such policy, and shall be responsible and accountable only for such money as may be actually received by it.

(i)                                     Proceeds of Insurance. All insurance coverages relating to the Collateral and required under this Agreement shall be taken out in the name of Debtor, as the case may be, and shall, by their terms, name Lender as an additional insured (in the case of liability insurance) and as the sole loss payee (in the case of property insurance). The proceeds of any insurance relating to the physical damage to the Collateral must be used (i) to repair or replace the Collateral if the Collateral is not a total actual or constructive loss or (ii) if the Collateral is a total actual or constructive loss, in Lender’s discretion, (x) to rebuild or replace the Collateral with the proceeds of such insurance or (y) prepay Debtor’s Obligations hereunder in an amount equal to the amount of such insurance proceeds. To the extent Debtor is permitted by this Section or by Lender, as the case may be, to use the insurance proceeds to repair or replace the Collateral, Lender shall have the right to take possession of such proceeds and distribute to Debtor such proceeds in amounts required to facilitate the repair and replacement of the Collateral, in Lender’s sole discretion, provided Lender is satisfied with the use of all prior distributions.

(j)                                     Insurance Reports. Upon the request of Lender, Debtor shall furnish to Lender reports on each existing insurance policy of Lender showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; (f) the expiration date of the policy; and (g) Lender’s designation as loss payee or additional insured thereunder. Debtor will provide insurance certificates as necessary to evidence the coverages required by this Agreement.

(k)                                  Payment of Indebtedness. Debtor shall duly and punctually pay or cause to be paid the principal and interest on all Indebtedness in accordance with the terms thereof.

(l)                                     Operations. Debtor shall conduct its business affairs in a reasonable and prudent manner and in compliance with all Requirements of Law respecting its properties, businesses and operations.

(m)                               Taxes. Debtor will file all tax returns required by law before the due date thereof (as validly extended) and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any of the Collateral; provided, however, Debtor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles.

(n)                                 ERISA Information and Compliance. Debtor will furnish to Lender (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by Debtor, and (ii) immediately upon becoming aware of the occurrence of any Reportable Event, of any Prohibited Transaction in connection with any Plan or any trust created by Debtor, a written notice signed by a manager or the principal financial officer, or manager having such authority, of Debtor specifying the nature thereof, what action Debtor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. Debtor will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to any Plan of Debtor. This provision shall be applicable only if Debtor has adopted or shall adopt a defined benefit Plan.

(o)                                 Architect’s Contract. By November 15, 2007, Debtor will enter into a contract for architectural services with an architect acceptable to the Lender, covering the architectural services necessary to complete the renovation of the Property and to place the Property in service as a residential rental facility with post-production film studio equipment, which contract will be subject to the Assignment of Architect’s Contract and be deemed the “Architect’s Contract” for purposes of this Agreement. Debtor will deliver a copy of this executed Architect’s Contract and the executed Assignment of Architect’s Contract to Lender within three calendar days of three execution but in no event later than November 15, 2007.

(p)                                 Completion of Construction. Debtor shall complete the renovation and equipping of the Property as contemplated by the Approved Plans by December 31, 2008 and place the Property “in service” as contemplated by the laws and regulations applicable to the Historic Tax Credit Investment.

(q)                                 Further Assurances. Debtor will (and will cause each Collateral Party to), at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Lender may reasonably request in order (i) to perfect and protect the security interest created or purported to be created under the Loan Documents and the current or a more favorable priority of such security interest; (ii) to enable Lender to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to otherwise effect the purposes of this Agreement.

(r)                                    Key-Man Beneficiary. Prior to the Closing Date, (i) Debtor shall take the actions necessary to designate Lender as the sole beneficiary of the Key-Man Life Insurance policy, and (ii) Debtor shall cause its insurance agent/broker or the insurer to deliver evidence of such designation to Lender. As soon as practicable, Debtor shall provide Lender with the Key-Man Life Insurance policy naming Lender as the beneficiary of the Key-Man Life Insurance. Debtor agrees to pay, or to cause the Insurance Pledgor to pay, all premiums on the Key Man Life Insurance at least sixty (60) days prior to the due date thereof and will provide prompt notice of payment with original documentation to Lender.

(s)                                  Tax Credits. Debtor will close a Historic Tax Credit Investment in excess of $400,000 in aggregate no later than the first anniversary of the Closing Date. Debtor agrees to use its best efforts to maximize the proceeds it receives from the Historic Tax Credit Investment and Film Tax Credits. Debtor will obtain the Part 2 Approval prior to December 31, 2007. Debtor will comply with all statutes, rules, laws, requirements and other governmental pronouncements relating to the Historic Tax Credit Investment and Film Tax Credits. Debtor will take all actions necessary to avoid any recapture, forfeiture or disallowances of any such tax credits. Debtor agrees to require that all Historic Tax Credit Investment be paid by the investor directly to Lender.

(t)                                    Designated Account. Debtor shall maintain the Designated Account at the designated depositary institution, shall not alter the signature authority on the account without Lender’s approval and shall use monies deposited into the Designated Account only for uses permitted under this Agreement that are incurred after final approval of the construction project at the Property by the United States Park Service.

Section 3.3                                   Negative Covenants. Unless Lender shall otherwise consent in writing, Debtor will at all times comply with the covenants contained in this Section 4.3 and on Exhibit “H” hereto from the date hereof and so long as any part of the Obligations is outstanding.

(a)                                  Transfer or Encumbrance. Debtor will not (and will not allow any Collateral Party) (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral except for dispositions or licenses granted in the ordinary course of business and dispositions of the Film Tax Credits through Voodoo for Lender’s benefit, (ii)  grant a lien or security interest in or execute, file or record, any financing statement or other security instrument or authorize such actions with respect to the Collateral other than with respect to Permitted Liens, or (iii) deliver actual or constructive possession of the Collateral to any other Person, other than (A) liens, security interests or financing statements in favor of Lender or which constitute Permitted Liens, and (B) banks acting as depository of Debtor funds.

(b)                                 Information about Debtor; Collateral. Debtor shall not (and shall not allow any Collateral Party to) change its name, jurisdiction of  organization (whether by reincorporation, merger or otherwise), the location of its chief executive office or any location specified in Section 4.1(b) hereof or use any trade name, trademark or other trade style, except upon giving not less than thirty (30) days’ prior written notice to Lender and taking or causing to be taken all such action at Debtor’s expense as may reasonably be requested by Lender to perfect or maintain the perfection of the Lien of Lender in Collateral.

(c)                                  Compensation Limits. Debtor shall not pay compensation to executive management or employees other than in the ordinary course of business consistent with similarly situated businesses.

(d)                                 Prohibition of Fundamental Changes. Debtor shall not (i) engage in any business activities substantially different than those in which it is presently engaged, (ii) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, dissolve or transfer or sell assets out of the ordinary course of business, (iii) materially alter or otherwise modify its respective existing capital or limited liability company structures, (iv) enter into any lease or sale lease backs , or (v) amend the articles of organization or operating agreement of Debtor.

(e)                                  Indebtedness. Debtor will not create, incur or suffer to exist any Indebtedness, including capital leases or guarantee any Indebtedness owing by others, other than (i) unsecured trade debt not more than sixty (60) days overdue incurred in the ordinary course of business, not to exceed $100,000, (ii) Indebtedness owing to Lender, (iii) borrowings or guarantees outstanding as of the Closing Date and disclosed to Lender in writing as set forth in Schedule 4.3(e) attached hereto and made a part hereof, (iv) capital leases not to exceed $75,000 in the aggregate in any 12 month period, and (vi) any other Indebtedness approved by Lender in writing provided such is subordinate to the Term Loan and any Lien securing such Indebtedness shall be subordinate to Lender’s security interests granted under the Loan Documents.

(f)                                    Limitation on Investments. Debtor shall not make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person except for (i) investments in Cash Equivalents, and (ii) receivables in the ordinary course of business.

(g)                                 Transactions with Affiliates. Debtor shall not enter into, or cause, suffer or permit to exist any transaction, arrangement, or contract with any of its affiliates which would not be entered into by a prudent Person in the position of such entity with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its affiliates.

(h)                                 Maximum Expenditures.

(i)                                     Capital Expenditures. Debtor will not permit its aggregate Capital Expenditures in any fiscal year to be greater than $50,000, excluding compensation paid to employees or contractors which are capitalized by Debtor consistent with past practices and further excluding the work being performed pursuant to the Construction Contract in accordance with the Approved Plans.

(ii)                                  Other Expenditures. Debtor will not enter into any contractual arrangements that would result, in the aggregate, in any fiscal year, in direct obligations greater than $150,000 excluding the Construction Contract.

(i)                                     Bank Accounts. Debtor shall not open, create or permit to exist any operating, collection or disbursement account in the name of Debtor, except as set forth on Schedule 4.3(i) or with Lender’s written consent.

(j)                                     Limitation on Debtor Dividends and Payments of Subordinated Debt. Debtor shall not declare dividends on, or making any payment on account of (including redemption of), any shares of any class of equity interest of Debtor or any of its Subsidiaries, or any Indebtedness except any Indebtedness permitted under Section 4.3(e), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Debtor or any of its Subsidiaries, or make any payment on account of, or purchase, deemed or otherwise acquired, any securities of Debtor or any of its Subsidiaries from any Person.

(k)                                  Creation of Subsidiaries. Debtor shall not create or form a new Subsidiary without Lender’s written consent.

(l)                                     Key-Man Life Insurance Beneficiary. Debtor shall not take any action or permit any other party to take any action to (i) negatively impact Lender’s designation or appointment as the sole beneficiary of the Key-Man Life Insurance, or (ii) remove Lender as the sole beneficiary of the Key-Man Life Insurance.

ARTICLE 4
CONDITIONS OF LENDING

Section 4.1            Conditions of Lending.  The obligation of Lender to make the Term Loan is subject to the accuracy of each and every representation and warranty of Debtor contained in this Agreement, and to the receipt of the following by Lender on or before the Closing Date:

(a)           Agreement.  Duly executed counterparts of this Agreement.

(b)           Note.  The duly executed Note signed by Debtor.

(c)           Loan Documents.  Duly executed counterparts of all other Loan Documents.

(d)           Debtor’s Organizational Documents.  A certificate of an executive officer of Debtor certifying as to the following attachments thereto: (i) resolutions of its members in form and substance satisfactory to Lender with respect to the authorization of this Agreement, the Notes and the other Loan Documents; (ii) the incumbency of the officers authorized to sign such instruments; (iii) a certified copy of the Articles of Organization of Debtor certified by the Secretary of the State of Louisiana; and (iv) a copy of Debtor’s operating agreement.

(e)           Other Loan Parties’ Organizational Documents.  A certificate of an executive officer of each other Loan Party which is an entity certifying as to the following attachments thereto: (i) resolutions of its owners or, in the case of corporations, directors in form and substance satisfactory to Lender with respect to the authorization of this Agreement, the Notes and the other Loan Documents; (ii) the incumbency of the officers authorized to sign such instruments; and (iii) a copy of the Loan Party’s organizational documents.

(f)            Certificate.  Certificate of good standing of Debtor and each Entity Guarantor issued within 30 days of the Closing Date.

(g)           Debtor’s Counsel Opinion.  Favorable opinion of Simon, Peragine, Smith and Redfearn, LLP, counsel for Debtor, in form and substance satisfactory to Lender.

(h)           Arata Opinion.  Favorable opinion of Michael Arata as to the Film Tax Credits available to the Debtor, in form and substance satisfactory to Lender.

(i)            No Adverse Change.  There shall have occurred no material adverse changes, determined in Lender’s sole discretion, either individually or in the aggregate, in the assets, liabilities, financial conditions, business operations, affairs or circumstances of Debtor from those reflected in the most recent financial statements furnished to Lender prior to the Closing Date, except to the extent that such changes are permitted by this Agreement; furthermore, no Default shall have occurred and be continuing.

(j)            Insurance Policies.  The insurance policies or certificates otherwise required by this Agreement.

(k)           Approval of Lender’s Board of Managers. Approval of the Term Loan and terms and conditions of this Agreement by Lender’s Board of Managers.

(l)            Subordination Agreement.  Lender and Subordinated Creditor shall have entered into the Subordination Agreement.

(m)          Title Insurance.  Lender shall have received a marked title commitment in form satisfactory to Lender showing title to the Property in Debtor’s name, subject to no exceptions other than those acceptable to Lender and subject to no conditions precedent to the issuance of Lender’s title insurance policy other than the recordation of Debtor’s purchase of the Property and the Mortgage.  Debtor shall have further delivered, or caused to be delivered, any seller/owner affidavits, non-foreign certificates, resolutions and consents, and other documents required by the title insurer and shall have paid the premium for issuance of a title insurance policy in the amount of not less that $3,700,000.

(n)           Survey.  Debtor shall have delivered a survey in form acceptable to Lender.

(o)           Delivery of Contracts.  Debtor shall have delivered to Lender a copy of the executed Construction Contract together with the Assignment of Construction Contract, each executed by all parties thereto.

(p)           New Markets Tax Credits.  Lender shall have received such opinions or other assurances from Novogradac or otherwise as it deems necessary that the Loan will constitute a “Qualified Low Income Community Investment” as defined in Section 45 of the Internal Revenue Code of 1986, as amended.

Funding of the Term Loan shall constitute Lender’s satisfaction of the aforementioned closing requirements which are not controllable by Debtor.

ARTICLE 5
EVENTS OF DEFAULT; REMEDIES

Section 5.1            Events of Default.  If any one or more of the following events shall occur and be continuing, an “Event of Default” shall exist:

(a)           Debtor shall fail to pay any principal of or interest on the Term Loan when the same becomes due, whether at the stated date of maturity or any accelerated date of maturity, and shall fail to cure same within fifteen (15) days following receipt of written notice thereof;

(b)           Debtor fails to pay any other amount due hereunder or under any of the Loan Documents when the same becomes due, in each case when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and shall fail to cure same within fifteen (15) days following receipt of written notice thereof;

(c)           Any representation or warranty made or deemed made by Debtor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(d)           Debtor shall breach any other term, covenant or agreement contained in this Agreement or in any other Loan Document (other than those specified elsewhere in this Section 6.1), and such breach shall continue unremedied for a period of fifteen (15) days from Debtor’s receipt of written notice of the breach from Lender (provided, however, no cure period shall be given if such breach cannot be cured);

(e)           Debtor shall (i) default in any payment of principal of or interest on any non-Lender Indebtedness (other than employee deferred salaries) beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default, beyond any grace or cure period provided (not to exceed thirty (30) days), in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (with or without notice) such Indebtedness to become due prior to its stated maturity;

(f)            (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such Person, or seeking to adjudicate such Person a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Person or such Person’s debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for such Person or for all or any substantial part of such Person’s assets, or such Loan Party shall make a general assignment for the benefit of such Person’s creditors, or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days, or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its or his assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof, or (iv) any Loan Party shall take any action in furtherance of, or indicating such Person’s consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above, or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing such Person’s inability to, pay such Person’s debts as they become due;

(g)           one or more judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not paid or covered by insurance) of $100,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(h)           (i) any one or more of the Loan Documents after execution thereof shall cease, for any reason, to be in full force and effect and such Loan Document shall not have been reinstated to Lender’s reasonable satisfaction within fifteen (15) days of Debtor’s receipt of written notice from Lender of the steps required to reinstate such Loan Document, (ii) any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any one or more of the Loan Documents shall be commenced by or on behalf of Debtor or any governmental authority, or (iii) any of the Liens created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby and such Lien shall not be reinstated with the same enforceability, effect, and priority as required by this Agreement within thirty (30) days of Debtor’s receipt of written notice from Debtor of the problem in question;

(i)            the occurrence of a Change of Control; provided, however, that in the event the Change of Control results from (A) the death of Mr. Hoffman, then in such event the Obligations shall be due in full and Debtor shall pay the Obligations in full (it being understood that the Key Man Insurance proceeds received by Lender shall be credited against the then balance of the Obligations due by Debtor, with Debtor remaining liable for any remaining deficiency), in which event this Agreement shall terminate and the parties shall have no further rights or obligations hereunder or under the Loan Documents except for provisions surviving by their terms, or (B) the termination of Mr. Hoffman’s employment with Seven Arts Pictures, plc (other than as a result of death), or the failure of Mr. Hoffman to perform services for Seven Arts Pictures, plc, on a substantially full time basis for 45 work days during any 60 consecutive day period;;

(j)            Debtor shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its businesses and such order shall continue in effect for more than thirty (30) days;

(k)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Debtor if such loss, suspension, revocation or failure to renew has a Material Adverse Effect on Debtor; or

(l)            any recapture, forfeiture or disallowance of any Film Tax Credit, or tax credit which is allocated to a Person that makes an Historic Tax Credit Investment.

In such event, (A) if such event is an Event of Default specified in paragraph (f) of this section, all Obligations (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, then Lender may upon written notice to Debtor declare the Obligations hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Presentment, demand, protest, notice of termination, notice of intent to accelerate and all other notices of any kind are hereby expressly waived by Debtor to the fullest extent permitted by applicable law.

ARTICLE 6
REMEDIES, POWERS AND AUTHORIZATIONS

Section 6.1            Event of Default Remedies.  If an Event of Default shall have occurred and be continuing, Lender may from time to time in its discretion, without limitation and without notice except as expressly provided below or by non-waivable, applicable law:

(a)           Proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a keeper, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender.  No remedy herein conferred upon Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law;

(b)           Exercise in respect of the Collateral, in addition to other rights and remedies provided for in the Loan Documents; or

(c)           Reduce its claim to judgment, execution, foreclose or otherwise enforce, in whole or in part, the security interests and liens created by the Loan Documents by any available judicial procedure.

Section 6.2            Deficiency.  If the proceeds of any sale, collection or realization of or upon Collateral by Lender are insufficient to pay all Obligations and any other amounts to which Lender is legally entitled, Debtor shall be liable for the deficiency, together with interest thereon as provided in this Agreement or (if no interest is so provided) at such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees of any attorneys employed by Lender to collect such deficiency.

Section 6.3            Other Recourse.  Debtor waives any right to require Lender to proceed against any other person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with Debtor in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in Lender’s power.  Debtor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations of any Other Liable Party from time to time.  Debtor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party.  Until all of the Obligations shall have been paid in full, Debtor shall not have the right to subrogation and Debtor waives the right to enforce any remedy which Lender has or may hereafter have against any Other Liable Party, and Debtor waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Lender.  Debtor authorizes Lender without notice or demand and without any reservation of rights against Debtor without affecting Debtor’s liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property, (b) subject to the requirements of applicable law, apply the Collateral or such other property and direct the order or manner of sale thereof as Lender may in its discretion determine, (c) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations, (d) waive, enforce, modify, amend or supplement any of the provisions of any Loan Document with any person other than Debtor, and (e) release or substitute any Other Liable Party.  For the purpose of this Section, “Other Liable Party” means any person, other than Debtor, who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to Lender a security interest or lien upon any property as security for the Obligations.

ARTICLE 7
MISCELLANEOUS

Section 7.1            Notices.  Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:

To Debtor:	Seven Arts Pictures Louisiana, LLC
Attention: Peter J. Hoffman
900 Royal Street
New Orleans, LA 70116

With a copy to:	Simon, Peragine, Smith and Redfearn, LLP
Attention: Guy Smith
1100 Poydras Street
30th Floor
New Orleans, LA 70163

To Lender:	Advantage Capital Community Development Fund, LLC
Attention: Fran Lorio
909 Poydras Street
Suite 2230
New Orleans, LA 70112

With a copy to:	Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
Attention: Rivers Lelong
201 St. Charles Avenue
50th Floor
New Orleans, Louisiana 70170

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith.  Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein.

Section 7.2            Amendments.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Debtor and Lender, and no waiver of any provision of this Agreement, and no consent to any departure by Debtor therefrom, shall be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.

Section 7.3            Preservation of Rights.  No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations.  The rights and remedies of Lender provided herein are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

Section 7.4            Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.5            Binding Effect and Assignment.  This Agreement (a) shall be binding on Debtor and its successors and permitted assigns and (b) shall inure, together with all rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and assigns.   None of the rights or duties of Debtor or Lender hereunder may be assigned or otherwise transferred without the prior written consent of Lender except as provided herein.

Section 7.6            Termination.  Upon the satisfaction in full of the Obligations and upon written request for the termination hereof delivered by Debtor to Lender (“Release Event”), this Agreement and the security interests created by the Loan Documents shall terminate and all rights to the Collateral shall revert to Debtor, except for provisions surviving by their terms.  In addition, to the extent that Lender is named beneficiary of the Key-Man Life Insurance Policy, Lender agrees to execute any documents required to change the beneficiary under such policy to a beneficiary designated by the Insurance Pledgor.  Upon such termination, Lender will, upon Debtor’s request (a) return to Debtor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof; and (b) execute and deliver to Debtor such documents as Debtor shall reasonably request to evidence such termination, including the Note marked “Paid”.

Section 7.7            Successors and Assigns.

(a)           All covenants and agreements contained by or on behalf of Debtor in this Agreement, the Note and the Loan Documents shall bind its successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

(b)           This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Obligations and Note in accordance with and subject to the terms of this Agreement, and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Obligations may be transferable, it being understood that, upon the transfer or assignment by Lender of the Obligations, the legal holder of such Obligations shall have all of the rights granted to Lender under this Agreement.

(c)           Debtor hereby recognizes and agrees that Lender may, from time to time, one or more times, transfer all or any portion of the obligations to: (i) an affiliate of Debtor, or (ii) any other third party provided such transfer is in compliance with all securities laws.  Such transfers may include, but are not limited to, sales of participation interests in such Obligations in favor of one or more third party lenders.  Debtor specifically agrees and consents to all such transfers and assignments and Debtor further waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana law.  Debtor additionally agrees that the purchaser of a participation interest in the Obligations will be considered as the absolute owner of a percentage interest of such Obligations and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest.

(d)           Any assignee of or successor to Lender with respect to the Obligations, by his or its acceptance thereof, shall be bound by the provisions of this Agreement and the Subordination Agreement for so long as either remain in effect.

Section 7.8            Renewal, Extension or Rearrangement.  All provisions of this Agreement relating to the Note shall apply with equal force and effect to each and all promissory notes or security instruments hereinafter executed which in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Note.

Section 7.9            Expenses; Indemnification.

(a)           Debtor shall reimburse Lender for any reasonable costs and out-of-pocket expenses including attorneys’ fees and time charges of attorneys for Lender, which attorneys may be employees of Lender, in connection with the closing of the Term Loan  paid or incurred by Lender in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  Debtor also agrees to reimburse Lender for any reasonable costs and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for Lender, which attorneys may be employees of Lender) paid or incurred by Lender in connection with the collection and enforcement of the Loan Documents.

(b)           Debtor hereby further agrees to indemnify Lender, its respective affiliates and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or resulting from a material breach by Debtor of this Agreement, the other Loan Documents, the transactions contemplated hereby or the Property (including its environmental condition) except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of Debtor under this Section shall survive the termination of this Agreement.

(c)           To the extent either party institutes legal proceedings to enforce its rights hereunder, the losing party shall be obligated to pay and reimburse the prevailing party for all reasonable costs and expenses incurred by the prevailing party in connection therewith, including reasonable attorneys’ fees.

Section 7.10         Waivers.  No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any of its rights, powers or privileges under this Agreement, the Note, or the Loan Documents shall operate as a waiver thereof.

Section 7.11         Cumulative Rights.  The rights and remedies of Lender under this Agreement, the Note and the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 7.12         Limitation of Liability.  This Agreement, the Note and the Loan Documents, are executed by an officer of Lender, and by acceptance of the Term Loan, Debtor agrees that for the payment of any claim or the performance of any obligations hereunder resulting from any default by Lender, resort shall be had solely to the assets and property of Lender, its successors and assigns, and no shareholder, officer, employee or agent of Lender shall be personally liable therefor.

Section 7.13         Relationship Between the Parties.  The relationship between Lender and Debtor shall be solely that of lender and borrower, and such relationship shall not, under any circumstances whatsoever, be construed to be a joint venture or partnership.

Section 7.14         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be construed in accordance with and governed by the law of the State of Louisiana.

(b)           Debtor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the State Courts of Louisiana and of the United States District Court of the Eastern District of Louisiana, and any appellate court form any thereof, in any action or proceeding arising out of or relating to any Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Debtor or its properties in the courts of any jurisdiction.

(c)           Debtor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1 herein.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.15         WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.16         Counterparts.  This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile transmission or email of scanned executed copies), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.17         Knowledge.    References in this Agreement to Debtor’s knowledge or matters known to Debtor or similar phrases shall be deemed to mean the collective actual knowledge of Mr. Hoffman or Susan Hoffman.

Section 7.18         BizCapital.  Debtor shall provide the Lender’s affiliate BizCapital Business & Industrial Development Corporation (“BizCapital”) the right of refusal to provide equipment financing to Debtor in accordance with the following procedures.  Debtor shall deliver to BizCapital a notice of Debtor’s intent to obtain equipment financing which contains as an attachment thereto the term sheet and documentation of the financing proposal that Debtor has decided to select.  BizCapital shall have ten (10) days to agree to provide such financing to Debtor on the same terms, in which case, Debtor shall be required to accept BizCapital’s financing offer.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

DEBTOR:

SEVEN ARTS PICTURES LOUISIANA, LLC

By:
Name:	Peter M. Hoffman
Title:	President

LENDER:

ADVANTAGE CAPITAL COMMUNITY
DEVELOPMENT FUND, L.L.C.

By:
Name:
Title:

SCHEDULE 3.1(b)

SCHEDULE 3.3(i)
EXISTING BANK ACCOUNTS

EXHIBIT “E”
DESCRIPTION OF PROPERTY

ONE CERTAIN PARCEL OF GROUND, together with all of the buildings and improvements thereon, and all the rights, ways, servitudes, appurtenances and advantages thereunto belonging or in anywise appertaining, situated in the Third District of City of New Orleans, in Square 157 thereof, which square is bounded by Esplanade Avenue, Dauphine (formerly Greatman), Pauger (formerly Bourbon or Bagatelle) and Bourbon Streets, designated as Lot D-1 on a plan of resubdivision of original Lots “D,” “E” and 1 foot 6 inches 6 lines of original Lot “A” by Errol E. Kelly, Surveyor, dated October 18, 1966, and according thereto Lot D-1 forms the corner of Esplanade Avenue and Bourbon Street and measures 92 feet 5 inches front on Esplanade Avenue, the same in width in the rear, by a depth and front on Bourbon Street of 108 feet 2 inches 6 lines between equal and parallel lines; and, the improvements thereon bear municipal numbers 807 Esplanade Avenue and 1414 Bourbon Street.

Being the same property acquired by Seven Arts Pictures Louisiana, LLC from Mark W. Seale by act of sale of even date herewith.

EXHIBIT “G”
CONSTRUCTION DISBURSEMENT PROCEDURES

Conditions precedent to all disbursements from the Designated Account:

1. No Event of Default shall exist.

2. All representations and warranties of Debtor in the Credit Agreement shall be true on the disbursement date as if made on such date.

3. Lender shall have received all fees, expenses, and reimbursements due to Lender as of the disbursement date.

4.                                       The disbursement shall be shown as due and payable on the attached disbursement schedule; provided, however, that (i) no funds to pay architect’s fees shall be disbursed until the Architect’s Contract and Assignment of Architect’s Contract are executed and delivered to Lender as required by the Credit Agreement, (ii) all disbursements for architect’s fees will be delayed until such fees are actually due to the architect, and (iii) contingency disbursements shall be delayed until the actual occurrence of any contingency requiring such disbursements.

5.                                       The general contractor shall have provided certificates of insurance satisfactory to Lender, evidencing builder’s all-risk coverage, worker’s compensation coverage, automobile insurance, and such other coverages and in such amounts as are deemed necessary by Lender, all such coverage shall contain waivers of subrogation in favor Lender, all liability coverage shall name Lender as an additional insured, and all property insurance with respect to the Property shall name Lender as the sole loss payee.

6. To the extent the disbursement is to reimburse Borrower for work previously performed, Borrower shall provide the following items to the Lender:

a. Certification by the architect for the Project that the work in question has been satisfactorily completed in accordance with the Approved Plans;

b. Certification by the general contractor for the Project that the work in question has been satisfactorily completed in accordance with the Approved Plans;

c.                                       Executed acknowledgements of payments of all sums due and releases of laborers, mechanics and materialsmen liens, and in form satisfactory to Lender, and such other evidence satisfactory to Lender that no liens have been filed against the Property from any party having lien rights, which acknowledgements of payments and releases of liens shall cover all work, labor, equipment and materials supplied, performed or furnished prior to Borrower’s request for the disbursement in question; and

d. If Lender requires, certification from Lender’s own inspector that the work in question has been satisfactorily completed in accordance with the Approved Plans.

7.                                       With respect to all disbursements except the first disbursement on the attached disbursement schedule, Borrower shall have provided to Lender evidence that Borrower has obtained the Part 2 Approval, and any approvals required from the Historic District Landmarks Commission, any building permits, and any and all other licenses, permits and approvals from governmental authorities necessary to perform the contemplated project, and all further disbursements shall be subject to the continuing requirement that the Borrower maintain such in effect throughout the course of construction.

8. The Borrower shall provide any and all other further documentation reasonably requested by the Lender, including draw requests in the form approved by Lender.

Lender may suspend disbursements from the Designated Account if Lender has the reasonable belief that any of the foregoing conditions have not been met or that any of the certifications and acknowledgements submitted are inaccurate in any material respect.

807 ESPLANADE AVENUE
NEW ORLEANS, LOUISIANA

October 11, 2007

SCHEDULE of DRAWS

PRE CONSTRUCTION PHASE

Architectural/Engineering Fees @ 75% of Total Fee
(Schematic Design Phase though Bidding/Negotiation)	$132,111.00
Site Preparation, Demolition and Rear Balcony Extension	$72,000.00
Sub-total	$204,111.00
Contingency @ 12% of $72,000.00	$8,640.00
Permit	$8,000.00
Miscellaneous Costs	$12,474.40
Builder’s Risk Insurance	$770.33
General Contractor’s Fee	$8,640.00

Initial Draw at any time after Closing		$242,635.73

PHASE I

Opening Walls	$20,000.00
Interior Framing	$75,000.00
Rough-in Mechanical, Plumbing and Electrical Systems (50%)	$247,500.00
Sub-total	$342,500.00
Contingency @ 12% of $342,500.00	$41,100.00
Miscellaneous Costs	$12,474.40
Builder’s Risk Insurance	$3,664.40
Architect/Engineer’s Basic Services Fees	$11,340.35
General Contractor’s Fee	$41,100.00

Second Draw – January 1, 2008		$452,179.15

PHASE II

Rough-in Mechanical, Plumbing and Electrical Systems (50%)	$247,500.00
Rough-in Elevator (50%)	$40,000.00
Sub-total	$287,500.00
Contingency @ 12% of $287,500.00	$34,500.00
Miscellaneous Costs	$12,474.40
Builder’s Risk Insurance	$3,075.97
Architect/Engineer’s Basic Services Fees	$9,519.28
General Contractor’s Fee	$34,500.00

Third Draw – April 1, 2008		$381,569.65

807 ESPLANADE AVENUE
NEW ORLEANS, LOUISIANA

SCHEDULE OF DRAWS

PHASE III

Fit out Elevator (50%)	$40,000.00
Int. Millwork, Int. Plaster/Drywall, Int. Pntng, Wd. Flooring (50%)	$330,000.00
Sub-Total	$370,000.00
Contingency at 12% of $370,000.00	$44,400.00
Miscellaneous Costs	$12,474.40
Builder’s Risk Insurance	$3,958.63
Architect/Engineer’s Basic Services Fee	$12,250.90
General Contractor’s Fee	$44,400.00

Fourth Draw – July 1, 2008		$487,483.93

PHASE IV

Int. Millwork, Int. Plaster/Drywall, Int. Pntng, Wd. Flooring (50%)	$330,000.00
Sub-Total	$330,000.00
Contingency @12% of $330,000.00	$39,600.00
Miscellaneous Costs	$12,474.40
Builder’s Risk Insurance	$3,530.67
Architect/Engineer’s Basic Services Fee	$10,926.47
General Contractor’s Fee	$39,600.00

Fifth Draw – October 1, 2008		$436,131.54

GRAND TOTALS

Total Estimated Construction Cost per Contractor’s Estimate	$1,402,000.00
Contingency @12% of $1,402,000.00	$168,240.00
Builder’s Risk Insurance	$15,000.00
Permit	$8,000.00
Miscellaneous Costs	$62,372.00
Architect/Engineer’s Basic Services Fee	$176,148.00
General Contractor’s Fee	$168,240.00

Current Budget Total w/12% Contingency	$2,000,000.00	$2,000,000.00

EXHIBIT “H”
NEW MARKETS ADDENDUM

The Debtor hereby represents, warrants and covenants to the Lenders, as of the date of the Credit Agreement to which this Addendum is attached (the “Agreement”), as of the date of any renewal, extension or modification of any Term Loan, and at all times any indebtedness exists, but only so long as the Agreement exits (all capitalized terms used in this Addendum and not otherwise defined shall have the meanings set forth in the Agreement):

Qualified Active Low Income Community Business

1.             Debtor qualifies and will continue to qualify as a qualified active low-income community business (as defined in Section 45D(d)(2)(A) of the Internal Revenue Code of 1986 (as amended, the “Code”) and the related Federal Income Tax Regulations, including proposed, interim and temporary regulations (the “Regulations”)).

2.             Debtor has no information or knowledge that it does not or will not satisfy the definition of a qualified active low-income community business (as defined in Section 45D(d)(2)(A) of the Code and the related Regulations).

3.             Fifty percent (50%) or more of the total gross income of the Debtor is and shall continue to be derived from the active conduct of a Qualified Business (as defined in Section 45(D)(d)(3) of the Code and related Regulations (“Qualified Business”)) within a low-income community (as defined in Section 45D(e) of the Code and the related Regulations) (a “Low-Income Community”).

4.             Debtor shall ensure that fifty percent (50%) or more of its total gross income will continue to be derived from the active conduct of a Qualified Business within a Low-Income Community.

5.             Forty percent (40%) or more of the use of the tangible property of the Debtor (whether owned or leased) is and shall continue to be within a Low-Income Community as determined in §1.45D-1(d)(4)(i)(B) of the Regulations.

6.             Debtor shall ensure that forty percent (40%) or more of the use of its tangible property (whether owned or leased) will continue to be within a Low-Income Community.

7.             Forty percent (40%) or more of the services performed for the Debtor by its employees are and shall continue to be performed in a Low-Income Community as determined in §1.45D-1(d)(4)(i)(C) of the Regulations. If Debtor has no employees, eighty-five percent (85%) or more of the use of the tangible property of the Debtor (whether owned or leased) is and shall continue to be within a Low-Income Community as determined in §1.45D-1(d)(4)(i)(C) of the Regulations.

8.             Debtor shall ensure that forty percent (40%) of the services performed by its employees will continue to be performed within a Low-Income Community. If Debtor has no employees, Debtor shall ensure that at least eighty-five percent (85%) of the use of the tangible property of the Debtor (whether owned or leased) will continue to be within a Low-Income Community

9.             Less than five percent (5%) of the average of the aggregate unadjusted bases of the property of the Debtor is attributable to (i) works of art, (ii) rugs or antiques, (iii) metals or gems, (iv) stamps or coins, (v) alcoholic beverages, (vi) or any other tangible personal property specified by the Secretary of the United States Department of Treasury as a “collectible” (collectively, “Collectibles”).

10.           Debtor shall not acquire any Collectible to the extent that, after such acquisition, the aggregate bases of Collectibles owned by Debtor would equal or exceed five percent (5%) of the aggregate unadjusted bases of all property of Debtor.

11.           Less than five percent (5%) of the average of the aggregate unadjusted bases of the property of Debtor is and will continue to be attributable to debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities, and other similar property (“Nonqualified Financing Property”); provided, however, that Nonqualified Financial Property does not include: (i) reasonable amounts of working capital held in cash (including the proceeds of the Term Loan that will be expended for construction of real property within 12 months after the date hereof), cash equivalents, or debt instruments with a term of eighteen (18) months or less; and (ii) debt instruments described in Section 1221(a)(4) of the Code.

12.           Debtor shall not purchase, acquire or allow the build-up of Nonqualified Financial Property to the extent such purchase, acquisition or build-up would cause the aggregate basis of Debtor’s Nonqualified Financial Property to be five percent (5%) or more of the basis of Debtor’s Property.

13.           The amount of reserves, receivables, assets and other items of working capital shown on the balance sheets of Debtor submitted to the Lenders is reasonable based upon Debtor’s reasonably anticipated costs of constructing and operating the Property.

14.           Debtor shall limit the amount of reserves, receivables, assets and other items of working capital to amounts that are reasonable upon Debtor’s reasonably anticipated costs of constructing the Property.

15.           Debtor shall expend all reserves, receivables, assets and other items of working capital attributable to the proceeds of the Term Loan under this Agreement within eleven (11) months after the date of this Agreement.

Debtor and Tenant Restricted Operations

16.           Debtor does not and does not expect to conduct any trade or business consisting of (i) the development or holding of intangibles for sale or license; (ii) the operation of (A) a private or commercial golf course, (B) a country club, (C) a massage parlor, (D) a hot tub facility, (E) a suntan facility, (F) a racetrack or other facility used for gambling, or (G) any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or (iii) farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code and the related Regulations) (collectively, the “Debtor Restricted Operations”).

17.           Debtor shall not conduct, or rent space to persons or entities that conduct Debtor Restricted Operations.

18.           Each tenant of the Property  is and will continue to be engaged in a Qualified Business and no tenant of the Property  conducts any trade or business consisting of the operation of (i) a private or commercial golf course; (ii) a country club; (iii) a massage parlor; (iv) a hot tub facility; (v) a suntan facility; (vi) a racetrack or other facility used for gambling; or (vii) any store the principal business of which is the sale of alcoholic beverages for consumption off premises (collectively, the “Tenant Restricted Operations”).

19.           Debtor shall not rent space to persons or entities that conduct Tenant Restricted Operations and all tenants shall be engaged in a Qualified Business.

Leasing Activities

20.           If Debtor is renting or will rent the Property , (i) there are and will continue to be substantial improvements located on such real property, and (ii) less than eighty percent (80%) of the gross rental income from the Property for this taxable year is and for each future taxable year will be rental income from Residential Property.

21.           Debtor will treat any lease with respect to the Property  as a lease for federal income tax purposes and will file its federal income tax returns in a manner consistent with such treatment.

22.           Debtor shall furnish the Lenders with an executed copy of any existing lease of the Property or underlying ground of the Property . All proposed leases and any subleases shall be subject to the prior approval of the Lenders, which approval shall not be unreasonably withheld, conditioned or delayed. All leases and any subleases shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to the Lenders. Debtor shall: (i) observe and perform all the obligations imposed upon the lessor (or the lessee, as the case may be) under the leases and any sublease and shall not do or permit to be done anything to impair the value of the leases and any sublease as security for the Term Loan; (ii) promptly send to the Lenders copies of all notices of default which Debtor shall send or receive thereunder; (iii) enforce all of the terms, covenants and conditions contained in the leases and any sublease on the part of the lessee thereunder to be observed or performed, short of termination thereof; (iv) not collect any rents more than one month in advance; (v) not execute any other assignment of the lessor’s interest (or the lessee’s interest, as the case may be) in the leases or rents under the leases; (vi) other than de minimis non-financial amendments, not alter, modify or change the terms of the leases and any subleases without the prior written consent of the Lenders (which consent shall not be unreasonably withheld), or, except if a lessee is in default, cancel or terminate the leases or accept a surrender thereof or convey or transfer or suffer or permit a conveyance or transfer of the Property  or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder; provided, however, that any lease may be canceled if at the time of the cancellation thereof a new lease is entered into with a bona fide, independent third-party on substantially the same terms or more favorable terms as the canceled lease; (vii) not alter, modify or change the terms of any guaranty of the leases or cancel or terminate such guaranty without the prior written consent of the Lenders; (viii) not consent to any assignment of or subletting under the leases not in accordance with their terms, without the prior written consent of the Lenders; and (ix) execute and deliver at the request of the Lenders all such further assurances, confirmations and assignments in connection with the Property  as the Lenders shall from time to time request.

Organizational Formalities

23.           Debtor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of formation and each state in which it is qualified to do business, and is, and will be treated as a partnership for federal income tax purposes.

24.           Debtor shall do all things necessary to observe organizational formalities and preserve its separate legal existence, and Debtor shall not amend, modify or otherwise change its articles of incorporation, partnership agreement, articles of organization, bylaws or other organizational documents, as the case may be, without the written consent of the Lenders.

25.           Debtor shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate (as defined in Section 45D of the Code and the Regulations) of Debtor), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division or part of the other.

26.           Debtor shall maintain all required qualifications to do business in the state in which the Collateral is located.

27.           Debtor shall hold regular meetings, as appropriate, to conduct the business of such Debtor and observe all customary organizational and operational formalities.

28.           Debtor shall not dissolve, wind up, liquidate, consolidate or merge in whole or in part or sell or dispose of all or substantially all of its assets.

29.           Debtor shall keep a complete set of books and records separate from any Affiliate or any other person or entity.

30.           Debtor shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Debtor’s assets shall not be listed as assets on the financial statement of any other Person, and Debtor shall have its own separate financial statement;  provided, however, that Debtor assets may be included in a consolidated financial statement of its parent company if (i) inclusion on such a statement is required to comply with the requirements of General Accepted Accounting Principals (“GAAP”), and (ii) such assets shall be listed on Debtor’s own separate balance sheet.

31.           Debtor will maintain such separate books and records (as described in Section 1.45D – 1(d)(4)(iii) of the Regulations), as may be required to remain characterized as a qualified active low-income community business, as defined therein.

32.           Debtor shall not commingle the funds and other assets of Debtor with those of any other Person and shall not participate in a cash management system with any other Person unless any funds of Debtor which are deposited in such cash management system can at all times be identified as funds owned by Debtor.

33.           Debtor shall allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate.

34.           Debtor shall maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain Debtor’s assets as separate from the assets of another Person and shall maintain its bank accounts separate from those of any other Person.

35.           Debtor shall pay its own liabilities and expenses out of its own funds drawn on its own bank account.

36.           Debtor shall not acquire obligations or securities of its Affiliates.

37.           Debtor shall not hold out its credit as available to satisfy the obligations of any other Person.

38.           Debtor shall not buy or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities to the extent otherwise permitted under this Agreement).

39.           Debtor shall not guarantee or become obligated for the debts of any other Person or pledge its assets for the benefit of any Person and does not and shall not hold itself out as being responsible for the debts or obligations of any other Person.

40.           Debtor shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

Miscellaneous

41.           Debtor does not own, nor will it own, any asset or property other than: (i) the Property and (ii) incidental personal property necessary for the ownership or operation of the Property.

42.           Debtor shall depreciate the Property over thirty-nine (39) years as nonresidential real property.

43.           Debtor shall not move or expand its existing operations and/or business to a new address without the prior written consent of the Lenders.

44.           Debtor has had no correspondence or communications with, to or from the Community Development Financial Institutions Fund, an agency of the United States Department of the Treasury, concerning non-compliance with, or deficiencies in, reporting practices.

45.           If the Term Loan is being made with respect to a qualified low-income building under Section 42 of the Code (a “LIHTC Building”), no portion of the Term Loan and no proceeds from the Term Loan will be used by Debtor to finance such LIHTC Building’s eligible basis under Section 42(d) of the Code.

46.           The managers or members of Debtor has determined that no member, nor any officer, manager, director, principal, employee or owner of Debtor are on the list of Specially Designated Nationals and Blocked Persons promulgated by the United States Department of the Treasury and located on the internet at http://www.treas.gov/offices/eotffc.; http://www.treas.gov/ofac/t11sdn.pdf.

47.           If as a result of the occurrence of an Event of Default, any member of the Lender(s) (a “Tax Credit Claimant”) is required to recapture (“Recapture”) all or any part of the tax credits (the “New Markets Tax Credits” or “NMTCs”) previously claimed by such Tax Credit Claimant under Section 45D of the Code related Regulations, Debtors and Guarantors agree, jointly and severally, to pay (the “Recapture Payment”) to the Lenders the sum of (a) the amount of the NMTCs recaptured, (b) the amount of NMTC that would have been claimed in the year the Recapture event occurred, if such event had not occurred, and each subsequent year thereafter, (c) interest and penalties payable by the Lenders and/or a Tax Credit Claimant on such Recapture, and (d) any additional costs incurred by the Lenders and/or a Tax Credit Claimant as a result of such Recapture. The Recapture Payment shall be made by Debtor within five (5) days after the Lenders’ written demand for the Recapture Payment, which demand shall be accompanied by an explanation of the Recapture Payment and a calculation in reasonable detail of the amount payable by Debtor as a Recapture Payment, which explanation and calculation shall be conclusive in the absence of manifest error.

48.           All information concerning Debtor and its property known to Debtor or Affiliates, or which should have been known to any of them in the exercise of reasonable care, has been disclosed by Debtor to the Lenders and there are no facts or information known to Debtor or Affiliates, or which should have been known to any of them in the exercise of reasonable care, which would make any of the facts or information submitted by Debtor to the Lenders with respect to Debtor and its property inaccurate, incomplete or misleading in any material respect.

49.           All documents and information provided by Debtor to the Lenders are complete and accurate and accurately describe the entire business of Debtor.

Reporting Requirements

50.           Debtor shall provide such reporting information as Lenders may reasonably require to have the Term Loan qualified and to retain its qualification for the New Markets Tax Credit Program. Debtor shall provide the Lenders with such information as it has in its possession and provide the Lenders with access to the Property and to tenants of the Property subject to the terms of the leases, and any sublease(s), and shall use commercially reasonable efforts to assist the Lenders in obtaining information needed to maintain compliance with the New Markets Tax Credit Program requirements and in addition will provide any information required to be provided to the Community Development Financial Institutions Fund, an agency of the United States Department of the Treasury. Such assistance shall include providing reasonable estimates to the Lenders where necessary or otherwise assisting the Lenders in obtaining such information, including, without limitation, the following:

(a)           the number of minority, women or low-income person owned or controlled businesses at the Property;

(b)           the number of persons employed by businesses at the Property;

(c)           the total Property costs (provided in the first year of the Term Loan term only);

(d)           the total Property costs funded by equity (provided in the first year of the Term Loan term only);

(e)           the total Property costs funded by public sources, if any (provided in the first year of the Term Loan term only); and

(f)            the total number of construction jobs created at the Property.

51.           Prior to the fifteenth day following the end of each calendar quarter, commencing with the calendar quarter after the quarter that includes the date of the Agreement, Debtor shall execute and deliver to the Lenders a certificate in such form and provide such evidence as may reasonably required by the Lenders that the aforementioned certifications are true and accurate.

EXHIBIT “J”
FORM OF NO DEFAULT CERTIFICATE

CERTIFICATE
AS TO
NO DEFAULT OR EVENT OF DEFAULT

In accordance with Section 4.2(b)(iv) of that certain Credit Agreement dated as of October         , 2007 by and among SEVEN ARTS PICTURES LOUISIANA, LLC and ADVANTAGE CAPITAL COMMUNITY DEVELOPMENT FUND, L.L.C. (as amended, modified or supplemented, the “Agreement”), I, Peter M. Hoffman, as President of Seven Arts Pictures, Inc., the sole manager of Seven Arts Pictures Louisiana, LLC, hereby certify that: (i) no Default or Event of Default has occurred which is continuing, (ii) to my knowledge there is no existence of any condition or event that would constitute a Default or an Event of Default as of the date hereof. All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Agreement.

SEVEN ARTS PICTURES
LOUISIANA, LLC

By:	Seven Arts Pictures, Inc.

By:
Peter M. Hoffman
President
Date: